UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ESSENTIAL PROPERTIES REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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March 20, 2020

Dear Fellow Stockholder:

You are cordially invited to attend the 2020 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Thursday, April 30, 2020, at 9:30 a.m., Eastern Time, in the Harvard Room of the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card or voting instruction form as promptly as possible or authorize your proxy on the internet or by calling the toll-free telephone number provided in the proxy materials. The proxy statement contains instructions regarding these methods of voting, as well information that is relevant if you plan to attend the annual meeting in person. We look forward to your participation.

Sincerely,

Peter M. Mavoides
President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Thursday, April 30, 2020, at 9:30 a.m., Eastern Time, in the Harvard Room of the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540. Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Company’s annual stockholder meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the webcast will be set forth in a press release issued by the Company and available at www.essentialproperties.com.

At the Annual Meeting, holders of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

(1)

To elect nine (9) directors to the Company’s Board of Directors (the “Board”), each to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

(3)	To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company’s named executive officers;

(4)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and

(5)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 9, 2020, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey March 20, 2020	Gregg A. Seibert Executive Vice President, Chief Operating Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 30, 2020. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (which constitute our annual report to stockholders)

are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	Annex A-1

ii

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Thursday, April 30, 2020, at 9:30 a.m., Eastern Time, at the Harvard Room of the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to vote on:

•

The election of nine (9) directors to the Company’s Board, each to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers (Proposal No. 2);

•	An advisory vote regarding the frequency at which future advisory votes approving executive compensation should be conducted (Proposal No. 3); and

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 4).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the nine (9) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the resolution regarding compensation of the Company’s named executive officers (Proposal No. 2);

•	In favor of holding advisory votes to approve the compensation of the Company’s named executive officers “EVERY YEAR” (Proposal No. 3); and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 4).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, we are delivering a single copy of this Proxy Statement and the

Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders living at such address. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

Essential Properties Realty Trust, Inc.

Attention: Gregg A. Seibert

Executive Vice President, Chief Operating Officer and Secretary

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock as of the close of business on March 9, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 91,949,849 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock as of the close of business on the Record Date. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock as of the Record Date;

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures. Receiving a legal proxy from your broker or custodian may take several days.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and we sent the proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting in Person During the Annual Meeting. You may vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote in person during the Annual Meeting. Obtaining a legal proxy may take several days.

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By internet. You may vote by proxy over the internet by visiting http://www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•

By internet. You may vote by proxy over the internet by visiting http://www.proxypush.com/EPRT and following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 4) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1) and the advisory votes regarding the compensation of the Company’s named executive officers (Proposal No. 2) and the frequency of advisory votes regarding such compensation matters (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 3.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting, in person or by proxy, is required for the election of directors (Proposal No. 1). This means the nine nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of all votes cast, in person or by proxy, on the matter at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 4).

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of votes cast on the subject matter. Thus, approval of the compensation of our named executive officers (Proposal No. 2) and selection of a frequency for future stockholder advisory votes to approve executive compensation (Proposal No. 3) each requires the affirmative vote of a majority of all votes cast, in person or by proxy, at the Annual Meeting on the proposal. These votes, however, are advisory and are not binding on the Company, the Board or its Compensation Committee. Although these votes are non-binding, the Board and the Compensation Committee will take the results of the votes under advisement when making future decisions regarding the Company’s executive compensation and the frequency at which advisory votes to approve executive compensation will be conducted. With respect to Proposal No. 3, if a frequency option does not receive the affirmative vote of a majority of the votes cast at the meeting, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold votes and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the two advisory votes regarding the Company’s executive compensation (Proposals No. 2 and 3), and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 4). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 4.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting in person and voting during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

2019 BUSINESS HIGHLIGHTS

We completed significant net acquisition volume. We invested approximately $686.8 million in 375 properties, at a weighted average cash cap rate of 7.4% and sold 37 properties for $66.8 million in net proceeds for a gain of $10.9 million.	We accessed the equity capital markets. In March 2019, we completed our first follow-on primary offering following our June 2018 initial public offering, selling 14,030,000 shares of our common stock for gross proceeds of approximately $245.5 million. In August 2019, we established an “at the market” equity distribution program (“ATM Program”), through which we may, from time to time, publicly offer and sell shares of our common stock having an aggregate gross sales price of up to $200 million. During the year ended December 31, 2019, we sold 7,432,986 shares of common stock under the ATM Program, at a weighted average price per share of $23.97, generating $178.2 million in gross proceeds.

We increased the strength and diversity of our portfolio. As of December 31, 2019, our total gross investment in real estate was approximately $2.0 billion, representing 1,000 properties operated by 205 tenants, as compared to $1.4 billion, representing 677 properties operated by 161 tenants, as of December 31, 2018. As of December 31, 2019, our top ten tenants collectively accounted for only 23.4% of our annualized base rent, with our largest tenant accounting for only 3.4%, as compared to 33.1% and 5.0%, as of December 31, 2018.	We increased our liquidity under our unsecured revolving credit facility and accessed the term loan market. We increased availability under our unsecured revolving credit facility from $300 million to $400 million and extended its maturity from June 2022 to April 2023. We also borrowed an aggregate of $450 million through a 5-year $200 million unsecured term loan and a 7-year $430 million unsecured term loan; there is $180 million of borrowing capacity available under the 7-year term loan after giving effect to the $250 million that we have borrowed thereunder.

We reduced our secured debt. In November 2019, we voluntarily prepaid $70.4 million of our Series 2016-1 ABS Notes at par plus accrued interest and cancelled the $200 million of Class A Series 2016-1 ABS Notes that we had previously purchased in May 2019. This reduced the principal balance outstanding on our secured debt from $515.1 million as of December 31, 2018 to $239.1 million as of December 31, 2019.	We facilitated the public offering of 26,288,316 shares of our common stock by affiliates of Eldridge. In July 2019, affiliates of Eldridge Industries, LLC (“Eldridge”) completed a secondary public offering of 26,288,316 shares of our common stock for gross proceeds of approximately $519.2 million. To our knowledge, Eldridge no longer has an equity investment in our Company. As a result of this sale, our stockholders agreement between Eldridge and the Company (the “Stockholders Agreement”), which granted Eldridge certain rights, including board nomination rights, was terminated.

We increased our dividend. Our annualized fourth quarter dividend of $0.92 per share of common stock represents a 9.5% increase over our annualized dividend of $0.84 per share of common stock paid for the quarter ended December 31, 2018.

CORPORATE RESPONSIBILITY

We believe that effective corporate governance, a positive corporate culture that acknowledges the importance of our stockholders, tenants, employees and business associates, and good corporate citizenship are critical to our ability to create long-term value. In that regard, we have adopted practices that we believe promote and enhance our corporate governance, culture and environmental stewardship.

Corporate Governance Practices

The following highlights certain key aspects of our corporate governance:

•	We Have an Independent Board. Seven of our nine director nominees are independent.

•	We Have an Independent Non-Executive Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent non-executive Chairman of the Board.

•	Our Key Board Committees are Fully Independent. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all of our directors.

•	We Assess Board Performance. We conduct regular assessments of our Board and Board committees.

•	We Value Periodic Board Refreshment to Promote Effective Board Structure and Composition. Four of our nine director nominees have joined the Board since September 2019.

•	We Have a Diverse Board and Management Team. We demonstrably value diversity in our Board and in our Company; one-third of our Board and our named executive officers is female.

•	We Value Transparency. We are committed to being a leader in providing detailed disclosures about our business to our stockholders.

•

Investor Engagement. We value investor input and are committed to maintaining an active dialogue with our investors. During 2019, we held over 185 face-to-face meetings with investors, in addition to attending industry conferences.

•

We Maintain Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.

•

We Have Opted Out of the Maryland Unsolicited Takeover Act. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and we may not opt back in to these provisions without stockholder approval.

•

We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Corporate Culture and Employees

We seek to provide a work environment that attracts, develops and retains top talent by providing our employees a rewarding work experience that allows for career development and opportunities for meaningful civic involvement. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We have a talented and diverse group of employees, and we are committed to providing a positive work environment for them. We value equal opportunity in the workplace and fair employment practices. The following highlights certain key aspects of our corporate culture:

•

We Value Diversity and Inclusion. We have built an inclusive culture that encourages, supports and celebrates the diverse voices of our employees. We believe diversity encourages innovation and connects us closer to our tenants and the community around us. Approximately 26% of our employees were minorities and 33% of our senior executives were female or members of minority groups as of December 31, 2019.

•

Attractive Compensation. Our compensation package includes attractive market-based base compensation, equity compensation for many employees, health benefits (medical, dental and vision) for all employees and their families, and a 401(k) plan (with a Company match equal to 100% of the first 3% of eligible compensation and a 50% match of the next 2% of eligible compensation).

•

Professional Development. We offer our employees various continuing educational opportunities and reimbursement for certain educational expenses. We encourage our employees to grow within our organization, and we provide opportunities for employees to develop expertise in various aspects of our business, including acquisitions and dispositions, leasing, credit analysis, asset management, finance, and reporting and compliance. Employees are given regular feedback through formal annual performance reviews and an “open door” culture that encourages less formal guidance in “real time.” We support employees as they develop within our industry with memberships to industry organizations, such as the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. We periodically arrange “promotion dinners” to acknowledge and celebrate members of our team who have been promoted to positions of increasing responsibility. We offer an internship program designed to offer students an introduction to our business at the outset of their careers.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and meaningful opportunities for professional development and advancement.

•

Employee Engagement. We hold weekly all-hands meetings at our corporate headquarters, where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any concerns that they may have.

•

Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as an annual summer outing and holiday celebrations, which are designed to encourage and develop a shared sense of mission and positive relationships among our employees.

•

Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to engage with organizations that are meaningful to them. We are proud to support organizations such as:

•	The Princeton YMCA;

•	Better Beginnings Child Development Center (an organization that provides affordable child care for working parents); and

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer).

During 2020, we look forward to introducing quarterly community service days, continuing to support the organizations that we have been involved with and identifying new organizations to support.

Environmental Stewardship

We recognize that commercial real estate assets can have a significant effect on the environment and on the health and safety of building occupants, and we believe that being aware of, and addressing, these issues are important aspects of building a successful and sustainable business. Our commitment to the environment starts at our corporate headquarters, in Princeton, New Jersey, and extends to our acquisition and leasing practices.

We emphasize sustainability at our corporate headquarters. To this end, we have responsible practices that seek to minimize environmental impact, such as using energy efficient lighting, minimizing HVAC run times and promoting an active recycling program.

Prior to acquiring a property, we engage in comprehensive environmental due diligence, including obtaining Phase I Environmental Site Assessments. If we are satisfied with our environmental and other due diligence and acquire a property, we generally lease the property to a tenant pursuant a lease that obligates our tenant to comply with all environmental laws, rules and regulations.

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be more than 15 or fewer than one. In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Bossidy, an independent member of our Board, serves as its non-executive Chairman. Our Board has the following three standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Paul T. Bossidy	59	Chairman of the Board	2018	C	1
Joyce DeLucca	55	Director	2018	C	0
Anthony K. Dobkin	40	Director and Interim Chief Financial Officer	2019		0
Scott A. Estes	49	Director	2018	A	1
Peter M. Mavoides	53	President, Chief Executive Officer and Director	2018		0
Lawrence J. Minich	72	Director	2020	A, NCG	0
Heather L. Neary	44	Director	2020	NCG, C	0
Stephen D. Sautel	51	Director	2018	NCG	0
Janaki Sivanesan	48	Director	2020	A, NCG	1

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee

Each of the nine director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2019 Annual Meeting of Stockholders, except for Mr. Dobkin, who was elected to our Board by our directors on September 3, 2019, and Mr. Minich and Msses. Neary and Sivanesan, who were elected to our Board by our directors on January 24, 2020. Our Chief Executive Officer identified Mr. Dobkin, who is an active real estate investor and provides consulting services to REITs and asset management firms. Mr. Dobkin was engaged on January 11, 2019 to provide periodic consulting services to the Board and the Company’s management upon request regarding business, financial and operational matters. Mr. Dobkin was engaged pursuant to a consulting agreement, which was terminated on September 3, 2019 in connection with his election to the Board. Effective March 16, 2020, Mr. Dobkin was appointed as our Interim Chief Financial Officer. Mr. Minich was identified through a professional relationship that he had developed with our Chief Executive Officer when Mr. Minich was the Chief Financial Officer of Mister Car Wash. Ms. Neary was identified through a third-party search firm, and Ms. Sivanesan was introduced to us by an independent member of our Board. Each of the nine director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting, in person or by proxy, is required for the election of a nominee as a director. This means the nine nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the nominees named above. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

Since September 2019, we have elected Anthony K. Dobkin, Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board. These new directors add diverse backgrounds, expertise, perspective, age, gender and ethnicity. With the addition of these new members, our Board has the following key characteristics:

Diverse: 1/3 of our Board is female.

Independent: 78% of our directors are independent. Seven of our nine directors (i.e., all of our directors other than our Chief Executive Officer and our Interim Chief Financial Officer) are independent.

Refreshed: Four new directors have been elected since September 2019.

Young: 89% of our directors are in their 50s or younger.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Paul T. Bossidy. Mr. Bossidy has served as the chairman of our Board since 2018. Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. From 2015 to 2019, Mr. Bossidy served on the board of directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and

President and Chief Executive Officer of GE Capital Solutions Group. From 2001 to 2006, while Chief Executive Officer of GE Commercial Equipment Financing, Mr. Bossidy was also responsible for GE Franchise Finance, a lender for the franchise finance market, which operated a large triple-net lease real estate business. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy received a B.A. from Williams College, a Masters in Accounting from New York University and an M.B.A. with concentrations in Finance and Marketing from Columbia University Graduate School of Business.

Joyce DeLucca. Ms. DeLucca has served as a director since 2018. Ms. DeLucca is a Managing Director at Hayfin Capital Management, LLC. Hayfin is a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC (“Kingsland”). Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Anthony K. Dobkin. Mr. Dobkin is a private investor and a consultant to REITs and asset managers. In addition to serving as a director since 2019, Mr. Dobkin was appointed as our Interim Chief Financial Officer on March 16, 2020. From 2012 to 2017, Mr. Dobkin was an Analyst and Portfolio Manager at Surveyor Capital, investing in REITs and real estate related companies. From 2005 to 2012 he was an Analyst and Principal at Wesley Capital Management LLC (“Wesley Capital”), a long/short investment management firm focused on real estate securities. Prior to Wesley Capital, Mr. Dobkin worked at Vornado Realty Trust in its acquisitions and capital markets groups and at Credit Suisse First Boston in its real estate investment banking group. From January 11, 2019 through September 3, 2019, Mr. Dobkin provided periodic consulting services to the Board and the Company’s management upon request regarding business, financial and operational matters pursuant to a consulting agreement that was terminated on September 3, 2019 in connection with his election to the Board. Mr. Dobkin received his B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in 2001.

Scott A. Estes. Mr. Estes has served as a director since 2018. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets and around Washington, DC, where he serves as the chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC (“EPRT LLC”), which became our operating partnership in connection with our June 2018 IPO. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970-1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Since November 2015, Ms. Neary has been the President of Auntie Anne’s, the largest soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and has held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary has been responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors of the Lancaster Family YMCA, a charitable organization in Lancaster Pennsylvania focused on improving the health and well-being of the community, as well as on the Board of Directors for the National Restaurant Association and on the Board of Directors for Women’s Foodservice Forum. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary also mentors high school women as part of the Lancaster Chamber of Commerce’s Women in Business program. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor, and he serves on the board of several private companies engaged in diverse businesses, including business services, manufacturing, distribution, institutional investment management and residential real estate. Since December

2017, Mr. Sautel has served as a director of CBAM Holdings, LLC, a private company that is an affiliate of Eldridge and is engaged in managing corporate credit. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From October 2001 to June 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Mr. Bossidy—his prior management and board experience, as well as his familiarity with our Company since its early stages of development and his knowledge and background in accounting and finance.

•	Ms. DeLucca—her experience as an investment professional, familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Dobkin—his expertise in real estate investment and his familiarity with the capital markets and institutional investors.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer and a board member of publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his experience with net-lease financing and investing in real estate.

•	Mr. Minich—his experience as a senior executive at a service-based operating company responsible for, among other things, sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing, operations and as a senior executive at a company with significant retail tenancies.

•	Mr. Sautel—his experience as an investor and a board member, and his familiarity with a broad range of industries.

•

Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

Emerging Growth Company Status

Prior to December 31, 2019, we qualified as an “emerging growth company,” as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. That entitled us to certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

On December 31, 2019, we ceased to qualify as an “emerging growth company” and became a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board and Committee Governance

Board Leadership Structure

Our Board currently consists of nine members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of their successors.

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chairman of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr.  Bossidy, the Chairman of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors risk at an enterprise level.

Meetings and Attendance

During the year ended December 31, 2019, the Board met five times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2019 and that were held while such person was a director of the Company or member of such committee. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each of these committees are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Mr. Mavoides attended our 2019 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2019, the Audit Committee met four times and was composed of Ms. DeLucca and Messrs. Estes and Sautel, with Mr. Estes serving as chair. Effective February 21, 2020, our Audit Committee was reconstituted to include Messrs. Dobkin, Estes and Minich, and Ms. Sivanesan, with Mr. Estes continuing to serve as chair. In connection with his appointment as our Interim Chief Financial Officer on March 16, 2020, Mr. Dobkin resigned from the Audit Committee on that date, and the current members of the Audit Committee are Messrs. Estes and Minich and Ms. Sivanesan. Our Board has determined that (i) Mr. Estes qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each current and former member of our Audit Committee is (or, for prior members, was, during his or her membership) “financially literate” as that term is defined by NYSE listing standards and meets (or, for prior members, then met) the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Exchange Act.

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

•	assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2019, the Compensation Committee met five times and was composed of Ms. DeLucca and Messrs. Bossidy, Estes and Sautel, with Ms. DeLucca serving as chair. Effective February 21, 2020, our Compensation Committee was reconstituted to include Messrs. Bossidy and Dobkin, and Msses. DeLucca and Neary, with Ms. DeLucca continuing to serve as chair. In connection with his appointment as our Interim Chief Financial Officer on March 16, 2020, Mr. Dobkin resigned from the Compensation Committee on that date, and the current members of the Compensation Committee are Mr. Bossidy and Msses. DeLucca and Neary. Our Board has determined affirmatively that each current and former member of our Compensation Committee meets (or, for prior members, met) the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets (or, for prior members, then met) the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2019 evaluated various risks and the processes in place to monitor and mitigate such risks, including portfolio risks, operational risks, balance sheet risks and human capital risks.

During the year ended December 31, 2019, the Nominating and Corporate Governance Committee met five times and was composed of Messrs. Bossidy, Estes and Sautel, with Mr. Sautel serving as chair. Effective February 21, 2020, our Nominating and Corporate Governance Committee was reconstituted and is composed of Messrs. Minich and Sautel, and Msses. Neary and Sivanesan, with Mr. Sautel continuing to serve as chair. Our Board has determined affirmatively that each current and former member of our Nominating and Corporate Governance Committee meets (or, for prior members, then met) the definition of independence under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the

Committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Corporate Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to nominate a prospective nominee for the Board should notify the Corporate Secretary of the Company, at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. As set forth in the Company’s bylaws, the deadline for submission of stockholder nominations is not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://investors.essentialproperties.com and in print to any stockholder who requests copies by contacting the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Anti-Hedging Policy

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2019 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2019. Directors employed by us are not entitled to receive compensation for their services as a director. Neither Messrs. Gilbert and Minella, who were employees of Eldridge (our founding capital partner) and members of our Board until their resignations in September 2019, nor Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received separate compensation for serving on our Board during 2019.

(Dollar amounts in thousands) Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Paul T. Bossidy	$150	$59	$209
Joyce DeLucca	$60	$59	$119
Anthony K. Dobkin	$16	$—	$16
Scott A. Estes	$70	$59	$129
Lawrence J. Minich(2)	$—	$—	$—
Heather L. Neary(2)	$—	$—	$—
Stephen D. Sautel	$65	$59	$124
Janaki Sivanesan(2)	$—	$—	$—

(1)

All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of share units subject to the award multiplied by the average market price on the date of grant. As of December 31, 2019, each of Messrs. Bossidy, Estes and Sautel and Ms. DeLucca had 5,456 unvested restricted shares or share units outstanding.

(2)	Mr. Minich and Msses. Neary and Sivanesan were elected to our Board by our directors on January 24, 2020 and received no compensation from us during 2019.

Each of our directors, except for a director who is employed by us, is entitled to receive, as compensation for services as a director, an annual common stock award of $60,000 of restricted common stock or restricted stock units and an annual cash retainer of $40,000. The equity awards granted to our directors are made pursuant to our 2018 Incentive Plan and vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s shareholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chairman is entitled to receive an additional annual cash retainer of $100,000, and directors attending in excess of seven Board meetings per calendar year receive an additional $1,000 per Board meeting attended in excess of seven. Directors who serve on our Audit Committee, other than the chair of the committee, receive an additional annual cash retainer of $10,000, and directors who serve on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, receive an additional annual cash retainer of $5,000. The director who serves as chair of the Audit Committee receives an additional annual cash retainer of $20,000, and the directors who serve as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $10,000. Directors generally will receive pro-rated amounts of the annual cash retainer and annual common stock award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Bossidy, Estes, Minich and Sautel, and Msses. DeLucca, Neary and

Sivanesan is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or an appropriate committee thereof. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

On May 14, 2019, the Company repurchased $200 million of its Class A Series 2016-1 ABS Notes from an affiliate of Eldridge for a 70 basis point premium to face value, for an all-in cost of approximately $201.4 million. Eldridge, through affiliates, owned approximately 13.5% of the Company’s outstanding common stock as of March 31, 2019 (34.9% of the Company’s outstanding common stock assuming the exchange of all of the units of our operating partnership, Essential Properties Realty Trust LLC, held by affiliates of Eldridge for shares of common stock). The purchase price of the Class A Series 2016-1 ABS Notes was the result of an arm’s-length negotiation between the holder and the Company, represented by its senior executives with no relationship with Eldridge beyond their respective roles at the Company. The repurchase was approved unanimously by the Company’s independent directors, and Messrs. Gilbert and Minella recused themselves from consideration of the repurchase. In addition, at the time of the repurchase, Eldridge was a party to the Stockholders Agreement, which provided Eldridge with certain rights, including specified Board nomination rights. Two of the Company’s directors at the time of the repurchase, Todd J. Gilbert and Anthony D. Minella, were affiliated with Eldridge, with Mr. Gilbert serving as a principal of Eldridge and Mr. Minella serving as Eldridge’s president. The Stockholders Agreement terminated pursuant to its terms in July 2019, when Eldridge and its affiliates ceased to own at least 5% of our outstanding common stock and Messrs. Gilbert and Minella resigned from our Board as of September 3, 2019.

On November 25, 2019, certain subsidiaries of the Company (the “Master Trust Issuers”) voluntarily prepaid $70.4 million of their Series 2016-1 Notes (consisting of $53.2 million Class A Series 2016-1 Notes and $17.2 million Class B Series 2016-1 Notes) at par plus accrued interest pursuant to the terms of the agreements related to such securities. The notes that were voluntarily prepaid were held by affiliates of Eldridge. These notes were issued under a master trust program, under which the Master Trust Issuers had previously issued multiple series and classes of notes in the asset-backed securities market that were secured by properties and related leases owned by the Master Trust Issuers.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified under “Compensation Discussion and Analysis” in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of all votes cast, in person or by proxy, on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Proposal No. 3— Advisory Vote on Frequency of Future Advisory Votes Approving Executive Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Act, the Company requests that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder non-binding, advisory vote to approve the compensation of our named executive officers, similar to Proposal No. 2 above. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for such a stockholder advisory vote at future annual meetings every year, every two years or every three years.

The Board determined that it is appropriate to have a stockholder advisory vote every year to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board recognizes the importance of receiving from stockholders their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statements. For that reason, the Board believes that receiving the input more frequently is better. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) every year; (2) every two years; (3) every three years; or (4) abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.

While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board.

Vote Required

Approval of one of the three choices—every year, every two years or every three years—requires the affirmative vote of a majority of all votes cast, in person or by proxy, on the matter at the Annual Meeting. However, if none of the frequency options receives the affirmative vote of a majority of the votes cast at the Annual Meeting on the matter, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

Board Recommendation

The Board unanimously recommends that stockholders vote for a frequency of “EVERY YEAR” for future advisory votes to approve the compensation of our named executive officers.

Executive Officers

Set forth below is biographical information with respect to each current executive officer of the Company, except Mr. Mavoides, our President and Chief Executive Officer. Mr. Mavoides also serves as a director of the Company, and his biographical information is available above in the section titled “Governance—Biographical Information Regarding the Board.”

Gregg A. Seibert, age 56. Mr. Seibert has been our Executive Vice President and Chief Operating Officer since 2018, and he held similar positions since June 2016 at EPRT LLC, which became our operating partnership in connection with our June 2018 IPO. Previously, Mr. Seibert was employed by Spirit from its inception in September 2003 until May 2016. At Spirit, at various times during his tenure, he was involved in acquisitions, underwriting, capital markets and special projects, and most recently served as Executive Vice President and Chief Investment Officer. While at Spirit, Mr. Seibert was a member of its investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities. Prior to his employment by Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (“FFCA”), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation, where he served as a Senior Vice President until September 2003. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a B.S. in Finance from the University of Missouri and an M.B.A. in Finance from the University of Missouri Graduate School of Business.

Hillary P. Hai, age 38. Ms. Hai was our Chief Financial Officer, Treasurer and Executive Vice President until she stepped down from those roles on March 16, 2020. She is remaining with the Company until April 30, 2020 to facilitate the transition to our new Interim Chief Financial Officer, Mr. Dobkin. She was our Chief Financial Officer, Treasurer and Senior Vice President from 2018 through 2019, and she held similar positions since November 2017 at EPRT LLC, which became our operating partnership in connection with our June 2018 IPO. Previously, Ms. Hai was EPRT LLC’s Senior Vice President of Finance from January 2017 to November 2017 and EPRT LLC’s Vice President of Finance from April 2016 to January 2017. Before joining EPRT LLC, Ms. Hai worked at Spirit as Vice President and Director of Investments from January 2013 to April 2016, where she underwrote and closed approximately $1 billion of transactions. In her previous roles, Ms. Hai worked at Lowe Enterprises Investors, a real estate investment management firm, as an analyst, and served in the Peace Corps. Ms. Hai received her B.A. in Economics from the University of California, Los Angeles and her M.B.A. from the University of Michigan Stephen M. Ross School of Business.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (the “named executive officers” or “NEOs”), whose compensation is set forth in the 2019 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors relevant to the analysis of our executive compensation program. Our NEOs during 2019 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Gregg A. Seibert, our Executive Vice President and Chief Operating Officer; and

•	Hillary P. Hai, our former Executive Vice President, Chief Financial Officer and Treasurer.

Ms. Hai stepped down as Chief Financial Officer, Treasurer and Executive Vice President on March 16, 2020, and on the same date, Mr. Dobkin was appointed our principal financial officer (Interim Chief Financial Officer). Ms. Hai is remaining with the Company until April 30, 2020 to facilitate the transition to our new Interim Chief Financial Officer, Mr. Dobkin. Mr. Dobkin will be a named executive officer for the year ending December 31, 2020.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have a diversified portfolio that focuses on properties leased to tenants in businesses such as restaurants (including quick service, casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness.

2019 Performance Highlights. 2019 was a strong performance year for our Company. Highlights of 2019 included the following:

Completed Significant Net Acquisition Volume

We invested approximately $686.8 million in 375 properties, at a weighted average cash cap rate of 7.4% and sold 37 properties for $66.8 million in net proceeds for a gain of $10.9 million.

Accessed the Equity Capital Markets

In March 2019, we completed our first follow-on primary offering following our June 2018 initial public offering, selling 14,030,000 shares of our common stock for gross proceeds of approximately $245.5 million. In August 2019, we established an ATM Program, through which we may, from time to time, publicly offer and sell shares of our common stock having an aggregate gross sales price of up to $200 million. During the year ended December 31, 2019, we sold 7,432,986 shares of common stock under the ATM Program, at a weighted average price per share of $23.97, generating $178.2 million in gross proceeds.

Increased the Strength and Diversity of our Portfolio

As of December 31, 2019, our total gross investment in real estate was approximately $2.0 billion, representing 1,000 properties operated by 205 tenants, as compared to $1.4 billion, representing 677 properties operated by 161 tenants, as of December 31, 2018. As of December 31, 2019, our top ten tenants collectively accounted for only 23.4% of our annualized base rent, with our largest tenant accounting for only 3.4%, as compared to 33.1% and 5.0%, as of December 31, 2018.

Increased our Liquidity Under our Unsecured Revolving Credit Facility and Accessed the Term Loan Market

We increased availability under our unsecured revolving credit facility from $300 million to $400 million and extended its maturity from June 2022 to April 2023. We also borrowed an aggregate of $450 million through a 5-year $200 million unsecured term loan and a 7-year $430 million unsecured term loan; there is $180 million of borrowing capacity available under the 7-year term loan after giving effect to the $250 million that we have borrowed thereunder.

Reduced our Secured Debt

In November 2019, we voluntarily prepaid $70.4 million of our Series 2016-1 ABS Notes at par plus accrued interest and cancelled the $200 million of Class A Series 2016-1 ABS Notes that we had previously purchased in May 2019. This reduced the principal balance outstanding on our secured debt from $515.1 million as of December 31, 2018 to $239.1 million as of December 31, 2019.

Facilitated the Public Offering of 26,288,316 Shares of our Common Stock by Affiliates of Eldridge

In July 2019, affiliates of Eldridge completed a secondary public offering of 26,288,316 shares of our common stock for gross proceeds of approximately $519.2 million. As a result of this sale, our Stockholders Agreement which granted Eldridge certain rights, including board nomination rights, was terminated.

Increased our Dividend

Our annualized fourth quarter dividend of $0.92 per share of common stock represents a 9.5% increase over our annualized dividend of $0.84 per share of common stock paid for the quarter ended December 31, 2018.

2019 Total Stockholder Return. We strive to create value for our stockholders by delivering both strong operational performance and meaningful total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and dividends paid per share of common stock during the relevant period. The following charts illustrate how exceptional 2019 was for our Company and our stockholders:

(1)	Our common stock began trading on the NYSE on June 21, 2018.

Executive Compensation Program Highlights

Our executive compensation program is designed so that NEO compensation is strongly linked to both our short-term operational performance and long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote alignment with stockholders, good governance and corporate responsibility.

✓	What We Do:	x	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is linked to the achievement of key operating and financial metrics.	x	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	x	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Can Claw Back Incentive Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.	x	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Only upon vesting, do performance-based restricted stock units reflect dividends paid during the performance period.

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	x	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	What We Do:	x	What We Don’t Do:
✓	We Seek Alignment with Our Stockholders: We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy, and 67% or more of our NEOs’ total direct compensation is performance-based.	x	No Hedging: We have policies that prohibit our officers, directors and employees from hedging our stock.

		x	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		x	No Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to foster a pay-for-performance culture where our NEOs must contribute to the achievement of measurable financial performance metrics of the Company in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but is predominantly focused on variable at-risk pay through the use of our short-term cash incentive and long-term equity-based compensation; and

•	To appropriately consider risk and reward but not promote unnecessary or excessive risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and named executive officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our named executive officers. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the named executive officers for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2019, the Compensation Committee engaged FPL Associates, L.P. (“FPL”) as its independent compensation consultant to assist the Compensation Committee with the design of our executive compensation program. FPL provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2019 executive compensation program described herein. The Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. FPL does not provide services to the Company in any other capacity.

Competitive Market Analysis. In developing our 2019 executive compensation program, the Compensation Committee, with the assistance of our compensation consultant and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs comparable to the Company in terms of asset focus, structure, size (total capitalizations that are generally within 0.5x to 2.0x the Company’s total capitalization) and/or growth trajectories (the “2019 Peer Group”). The 2019 Peer Group consisted of the following companies:

Company Name	Ticker	Market Capitalization ($ in millions)	Total Capitalization ($ in millions)
Agree Realty Corporation	ADC	$2,986	$3,931
Cedar Realty Trust, Inc.	CDR	$255	$1,062
Chatham Lodging Trust	CLDT	$871	$1,479
Clipper Realty Inc.	CLPR	$468	$1,431
Four Corners Property Trust, Inc.	FCPT	$1,951	$2,575
Getty Realty Corp.	GTY	$1,354	$1,831
Independence Realty Trust, Inc.	IRT	$1,288	$2,270
One Liberty Properties, Inc.	OLP	$542	$1,002
Pennsylvania Real Estate Investment Trust	PEI	$424	$2,503
Terreno Realty Corporation	TRNO	$3,605	$4,048
Median		$1,080	$2,051
Mean		$1,374	$2,213

Essential Properties Realty Trust, Inc.	EPRT	$2,012	$2,676
Relative Percentile Ranking		78%-ile	79%-ile

Source: S&P Global, data as of December 31, 2019.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term equity incentives) for each of our named executive officers compared to similarly situated employees of companies in the 2019 Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers peer group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity among the Company’s senior management team based on the executive’s respective scope of responsibilities and specific skills, the executive’s ability to impact business results, and other business events or conditions.

Elements of 2019 Compensation

The named executive officers’ 2019 compensation was set forth in a plan approved by the Compensation Committee. For 2019, the compensation of our named executive officers consisted of three principal components:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	Provides a minimum level of cash compensation to the named executive officers.	Used to provide competitive compensation that reflects the contributions and skill levels of each executive.

Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk, comprehensive opportunities to earn additional compensation linked to company-wide performance

•  Generally awarded 100% in cash and expressed as a percentage of base salary

•  Between 65% and 75% of our short-term incentive program is performance based (e.g., AFFO(1) per share, Net Investments, Cash G&A Expense(1), Same Store NOI Growth, Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)), and the remaining 25% to 35% is based on qualitative, individual performance

	Long-Term Incentive Program	Encourage actions for long-term stockholder value by incentivizing long-term performance and aligning the interests of the NEOs and the stockholders

•  Generally, 75% of our Long-Term Incentive Program (“LTIP”) is performance-based, and 25% is time-based

•  With respect to our performance-based LTIP program, 75% is based on three-year total stockholder return relative to a peer group of net lease-focused REITs, and 25% is based on a subjective evaluation of achievement of strategic objectives; with respect to our time-based LTIP program awards generally vest in annual increments over a four-year period

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2019:

Set forth below is a discussion of each of the main components of 2019 compensation for our NEOs.

Base Salary. Base salary represents a minimum level of cash compensation to our named executive officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our NEOs receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis.

	2018 Base Salary	2019 Base Salary	Percent Change
Peter M. Mavoides(1)	$500,000	$500,000	0%
Gregg A. Seibert(1)	$400,000	$400,000	0%
Hillary P. Hai	$250,000	$250,000	0%

(1)

In connection with our IPO, Messrs. Mavoides and Seibert each agreed to forego 50% of his base salary for one year following the June 2018 completion of our IPO. Accordingly, Messrs. Mavoides and Seibert began receiving their 2019 base salary indicated in this table beginning on July 1, 2019.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the named executive officers’ interests with those of the Company’s stockholders. We have shown below the evolution of our short-term incentive plan, as we have moved from a fully subjective analysis of short-term performance to a formulaic approach.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

For 2019, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Peter M. Mavoides	50%	100%	150%
Gregg A. Seibert	50%	100%	150%
Hillary P. Hai	50%	120%	150%

As illustrated in the chart below, Messrs. Mavoides’ and Seibert’s annual cash bonuses are weighted 75% based on corporate performance metrics and 25% on individual metrics, Ms. Hai’s metrics are weighted 65%/35% between corporate and individual.

	Allocation of Performance Metrics
Name	Corporate	Individual
Peter M. Mavoides	75%	25%
Gregg A. Seibert	75%	25%
Hillary P. Hai	65%	35%

Corporate Metrics, Weightings and Results. For 2019, the Compensation Committee identified the following performance criteria (and assigned the associated weightings out of the total) to evaluate corporate performance:

	Performance Criteria Weighting
Name	AFFO Per Share	Net Investments	Cash G&A Expense	Same Store NOI Growth	Net Debt-to- Annualized Adjusted EBITDAre Ratio	Individual Performance
Peter M. Mavoides	25.0%	12.5%	12.5%	12.5%	12.5%	25.0%
Gregg A. Seibert	25.0%	20.0%	10.0%	20.0%		25.0%
Hillary P. Hai	25.0%		20.0%		20.0%	35.0%

2019 Corporate Metric performance levels and results are shown below:

Corporate Performance Metric #1: AFFO Per Share(1)

Weighting	Threshold	Target	High	2019 Results
25%	$1.12	$1.14	$1.16	$1.14

Why is this metric important? Funds from operations (“FFO”), may facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions). We calculate FFO, Core FFO and Adjusted FFO as described below.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries.

We compute Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

We compute “Adjusted FFO” by modifying Core FFO to include other adjustments to GAAP net income related to certain items that we believe are not indicative of operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs.

Performance: In 2019, we achieved $1.14 in AFFO per share, resulting in an achievement at target.

(1)	AFFO is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #2: Net Investments

Weighting	Threshold	Target	High	2019 Results
0% to 20%	$330 million	$380 million	$430 million	$614.5 million

Why is this metric important? Net investments allow the Company to track how much it is investing in its business, while taking depreciation into account, and its ability to continue investing in new capital assets.

Net investments is calculated as the purchase price of investments made less the sales price of investments sold during the year ended December 31, 2019.

Performance: In 2019, we achieved $614.5 million in net investments, resulting in an achievement above the high hurdle.

Corporate Performance Metric #3: Cash G&A Expense (% of Revenues)(1)

Weighting	Threshold	Target	High	2019 Results
10% to 20%	10.5%	9.5%	8.5%	10.4%

Why is this metric important? The Company believes it appropriate to consider overhead spending costs, as efficient spending drives stockholder value.

The Company calculates its cash G&A expense as a percentage of its revenues. Cash G&A generally excludes non-recurring cash expenses and non-cash compensation expense.

Performance: In 2019, our cash G&A expense as a percentage of revenues was 10.4%, resulting in an achievement between the threshold and target hurdles.

(1)	Cash G&A Expense is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #4: Same Store NOI Growth

Weighting	Threshold	Target	High	2019 Results
0% to 20%	1.3%	1.5%	1.7%	1.6%

Why is this metric important? The Company evaluates the operating performance of its properties through Same Store NOI Growth. We believe this metric is useful as it reflects only those income and expense items that are incurred at the property level and present such items on an unlevered basis that also controls for changes in the composition of our portfolio.

We compute Same Store NOI Growth by comparing for 2019 and 2018 total property revenues less total property operating expenses for properties that were owned by the Company throughout the entirety of both periods.

Performance: In 2019, we achieved 1.6% in same store NOI growth, resulting in an achievement between the target and high hurdle.

Corporate Performance Metric #5: Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)

Weighting	Threshold	Target	High	2019 Results
0% to 20%	5.8x	5.6x	5.4x	5.0x

Why is this metric important? The Company’s Net Debt-to-Annualized Adjusted EBITDAre Ratio helps with evaluating whether its balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile.

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders.

The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. It presents EBITDA and EBITDAre, because they are measures commonly used in the Company’s industry and it believes that these measures are useful to investors and analysts because they provide important supplemental information concerning the Company’s operating performance, exclusive of certain non-cash items and other costs. It uses EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity.

Performance: In 2019, we achieved a Net Debt-to-Annualized Adjusted EBITDAre Ratio of 5.0, resulting in an achievement above the high hurdle.

(1)

The Net Debt-to-Annualized Adjusted EBITDAre Ratio is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Individual Metrics, Weights and Results. For 2019, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, closing cost, control, employee management, investment quality, and asset management when determining each individual’s overall performance.

Progress made on the individual metrics include the following:

•	The Company hired 11 employees during the year to effectively manage and grow the portfolio.

•

The portfolio experienced de minimis credit loss during the year, with ~1.7% same store cash rent growth, and had 100% occupancy and a weighted average remaining lease term of 14.6 years as of December 31, 2019.

•

During the year the Company held over 185 face-to-face meetings with investors, attended seven industry conferences, completed eight non-deal roadshows in 10 cities and increased sellside coverage from 8 to 14 analysts. Long-only ownership increased to 61% of shares outstanding at September 30, 2019 from 24% after our June 2018 IPO and hedge fund ownership declined to 5% from 73% over the same period.

•	Closing cost control reflected 0.80% of total investments, which was 0.20% below budget.

•

In 2019, the Company’s weighted average cash cap rate of 7.45% was ~531 bps above the 10-Year Treasury Note yield. Although the Company invested at 20 bps below the target 7.65% cap rate, which was 2018’s average cap rate, 2019 investment spread was ~57 bps above 2018’s spread to the 10-year Treasury Note.

2019 Payouts. For 2019, each named executive officer earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2019:

Name	Actual Payout	% of Target Bonus Opportunity
Peter M. Mavoides	$425,000	85	%(1)
Gregg A. Seibert	$320,000	80	%(1)
Hillary P. Hai	$300,000	100%

(1)

In connection with our IPO, Messrs. Mavoides and Seibert each agreed to forego 50% of his base salary, of $500,000 and $400, respectively, for one year following the June 2018 completion of our IPO. The percentages presented in this table for Messrs. Mavoides and Seibert are based upon 100% of their base salaries.

Long-Term Incentives. The Compensation Committee makes awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our named executive officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

During 2019, we granted time-based unvested restricted common stock and performance-based restricted stock units (“RSUs”) to our named executive officers. These awards are designed to:

•	Enable our NEOs to establish meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders; and

•	Enable us to deliver competitive compensation to our NEOs at levels sufficient to attract, retain and motivate our NEOs to seek superior TSR and deliver positive long-term operational performance.

In determining the dollar-denominated value of the 2019 time-based unvested restricted common stock and performance-based RSU grants, the Compensation Committee analyzed:

•	The Company’s strong operational performance and TSR performance;

•	The role and responsibilities of the individual;

•	Individual performance history; and

•	Prevailing market practices based on market data provided by FPL with respect to our peer group.

During 2019, the Compensation Committee approved the following notional equity grant values:

	2019 Target Value of Equity Grant
Name	Performance Based RSUs	Time-Based Restricted Common Stock	Total Award Value
Peter M. Mavoides	$937,500	$312,500	$1,250,000
Gregg A. Seibert	$375,000	$125,000	$500,000
Hillary P. Hai	$150,000	$50,000	$200,000

Time-based unvested restricted common stock vests ratably in annual increments over a four-year period, contingent on continued employment of the NEO.

Performance-based RSUs are eligible for vesting at the end of a three-year performance period ending December 31, 2021. 75% of the RSUs can vest based on the compounded total stockholder return over the performance period of the Company relative to a peer group of net lease-focused REITs (the “Performance Peer Group”) and 25% of the RSUs can vest based on the Compensation Committee’s subjective evaluation of the achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period.

If earned, shares of common stock representing 50% of the earned amount of performance-based RSUs will vest and be settled on December 31, 2021 and the remaining 50% will vest and be settled on December 31, 2022. For purposes of this calculation, total stockholder return is calculated as the compounded annual growth rate, expressed as a percentage, in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock and those of the Performance Peer Group constituents are based on a 20-day trailing average closing stock price. If actual performance falls between two performance goal levels, linear interpolation is applied.

Holders of time-based unvested restricted common stock are entitled to dividends when paid by the Company. Holders of performance-based RSUs are not entitled to dividends paid on the underlying common stock; instead, the number of shares of common stock underlying any performance-based RSU will be increased by an amount equal to (a) the product of the total number of shares subject to such RSU immediately prior to any dividend date multiplied by the amount of any cash dividend paid per share of common stock divided by (b) the fair market value of a share of common stock on such dividend date (any such additional shares shall be subject to the same vesting conditions and payment terms as the shares to which they relate).

Performance-Based Component. With respect to the performance-based RSUs that may be earned and become vested based on the above performance criteria over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 250% of the target amount, depending on our level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

Threshold, target and maximum performance result in the NEOs earning 50%, 100% or 250% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the performance-based component are earned for performance below the threshold level, and payout is capped at 250% of the target number even if performance exceeds the maximum level.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our named executive officers. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with material perquisites or other personal benefits. The value of any perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. In the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the performance-based compensation of the Company’s NEOs for the three years prior to such material restatement. The Compensation Committee will determine whether the amount of any performance-based compensation actually paid or awarded to a NEO (the “Awarded Compensation”) would have been lower if it had been calculated based on such restated financial statements (the “Actual Compensation”) and whether such NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. If it determines those two things, the Compensation Committee may direct the Company to recoup all or a portion of the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation. The Compensation Committee will interpret and administer this policy in what it reasonably believes to be the best interests of the Company, based on the facts and circumstances deemed relevant by the Compensation Committee. The Compensation Committee will not seek recovery to the extent it determines (i) that to do so would be unreasonable or (ii) that it would be in the best interest of the Company not to do so.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the closing market price of our common stock on the NYSE on the date of grant, with 75% of the award then being granted as performance-based RSUs and 25% of the award being granted as time-based unvested restricted common stock.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief

Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible.

Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders. The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives in the exercise of the business judgment of the members of the Compensation Committee.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our named executive officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2020, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•

the Compensation Committee has elected to use time-based unvested restricted common stock and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Changes to Compensation Program Beginning in 2020

After updating its evaluation of compensation practices among the Company’s peer group (as discussed above), and considering the Company’s high-performing executive team, the Compensation Committee reviewed modifications to each NEO’s target annual compensation designed to facilitate retention going forward and to provide meaningful incentive plan targets that reward the executive management team for continuing superior performance for the Company’s stockholders. With those objectives in mind, the Compensation Committee approved the following changes for NEO compensation in 2020:

	Base Salary		Target Bonus (% of Base Salary)		Target Bonus (Performance- Based/Subjective-Based Weighting)
Name	2019	2020	2019	2020	2019	2020
Peter M. Mavoides(1)	$500,000	$500,000	100%	100%	75%/25%	75%/25%
Gregg A. Seibert(1)	$400,000	$400,000	100%	100%	75%/25%	75%/25%
Hillary P. Hai(2)	$250,000	$275,000	120%	120%	65%/35%	50%/50%

(1)

In connection with our IPO, Messrs. Mavoides and Seibert each agreed to forego 50% of his base salary for one year following the June 2018 completion of our IPO. Accordingly, Messrs. Mavoides and Seibert began receiving their 2019 base salary indicated in this table beginning on July 1, 2019.

(2)

Ms. Hai stepped down as our Chief Financial Officer on March 16, 2020, in connection with Mr. Dobkin’s appointment as our Interim Chief Financial Officer. Ms. Hai will remain with the Company through April 30, 2020 to assist with Mr. Dobkin’s transition.

Executive Stock Ownership Requirements

We have implemented stock ownership requirements for the Company’s Chief Executive Officer and the other named executive officers to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our Chief Executive Officer and three times base salary for the other named executive officers. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. All vested and unvested restricted share and RSU awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards do not qualify towards the requirement. All of our named executive officers satisfy the minimum stock ownership requirements. Additionally, we generally require each of our directors that is not employed by the Company to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

This report was delivered by the Compensation Committee on March 13, 2020. The undersigned members of the Compensation Committee on that date included Mr. Dobkin, who resigned from the Compensation Committee on that date in connection with his appointment as our Interim Chief Financial Officer.

Members of the Compensation Committee (see explanation above)

Joyce DeLucca, Chair Paul T. Bossidy Anthony K. Dobkin Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

Summary Compensation Table

The following table presents compensation paid or awarded to our named executive officers with respect to the years ended December 31, 2019, 2018 and 2017 (dollar amounts in thousands):

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Peter M. Mavoides	2019	$500	(3)	$425	$1,456	$—	$—	$—	$7	$2,388
President and Chief	2018	$300		$250	$3,972	$—	$—	$—	$14	$4,536
Executive Officer	2017	$492		$750	$1,214	$—	$—	$—	$14	$2,470
(principal executive officer)(3)

Gregg A. Seibert	2019	$400	(3)	$320	$583	$—	$—	$—	$—	$1,303
Executive Vice	2018	$250		$200	$3,089	$—	$—	$—	$—	$3,539
President and Chief	2017	$400		$600	$1,052	$—	$—	$—	$—	$2,052
Operating Officer(3)

Hillary P. Hai	2019	$250		$300	$233	$—	$—	$—	$10	$793
Senior Vice President,	2018	$250		$338	$552	$—	$—	$—	$14	$1,154
Chief Financial Officer	2017	$203		$300	$162	$—	$—	$—	$8	$673
(principal financial officer) and Treasurer

(1)

Amounts reported in this column for 2018 reflect the full grant-date fair value of restricted share awards granted during 2018 computed in accordance with ASC Topic 718. The grant date fair value was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant.

Amounts reported in this column for 2019 reflect the full grant-date fair value of restricted share awards and RSUs granted during 2019 computed in accordance with ASC Topic 718. The grant date fair value of restricted share awards was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant. The grant date fair value of the 2019 RSUs was calculated as follows assuming that (i) the target level of performance conditions will be achieved, and (ii) the highest level of performance conditions will be achieved:

		Value of RSU Grants at Grant Date
Name	Value of Restricted Stock at Grant Date ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Peter M. Mavoides	311	1,145	2,863
Gregg A. Seibert	125	458	1,145
Hillary P. Hai	50	183	458

(2)	The amounts reported in this column for 2019, 2018 and 2017 for each named executive officer represent matching contributions to our 401(k) plan.
(3)

In connection with our IPO, Messrs. Mavoides and Seibert each agreed to forego 50% of his base salary for one year following the June 2018 completion of our IPO. Accordingly, Messrs. Mavoides and Seibert began receiving their 2019 base salary indicated in this table beginning on July 1, 2019.

Grant of Plan-Based Awards

								All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($ in thousands)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			Number of Shares of Stock or Units (#)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides	1/8/2019	—	—	—	24,810	49,620	124,050	—	1,145
	1/8/2019	—	—	—				22,053	311

Gregg A. Seibert	1/8/2019	—	—	—	9,924	19,848	49,620	—	458
	1/8/2019	—	—	—	—	—	—	8,821	125

Hillary P. Hai	1/8/2019	—	—	—	3,970	7,939	19,848	—	183
	1/8/2019	—	—	—	—	—	—	3,528	50

(1)

Payouts under the Equity Incentive Plan include performance-based RSUs awarded in 2019 for the performance period running from January 1, 2019 through December 31, 2021. The target number of RSUs was granted to each Named Executive Officer. The “threshold” number of RSUs represents 50% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the minimum TSR goal during the performance period relative to that of the applicable peer group. The “target” number of RSUs represents 100% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable peer group. The “maximum” number of RSUs shown is 250% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable peer group.

(2)

Amounts represent the grant date fair value of restricted common stock awards granted during 2019, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance RSU awards made to Named Executive Officers, refer to Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at December 31, 2019

The following table provides information about the outstanding Company equity-based awards held by each of our named executive officers as of December 31, 2019 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter M. Mavoides	265,222	$6,580	—	$—
Gregg A. Seibert	179,206	$4,446	—	$—
Hillary P. Hai	38,349	$951	—	$—

(1)

Amounts reported in this column represent (1) restricted shares granted to our named executive officers on June 25, 2018 which vest in one-third annual increments on the first, second and third anniversaries of the date of grant, subject to the named executive officer’s continued employment through such date, (2) restricted shares granted to our named executive officers on January 8, 2019 which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of the date of grant, subject to the named executive officer’s continued employment through such date, and (3) performance RSUs at target granted to our named executive officers on January 8, 2019 which vest in one-half increments on December 31, 2021 and 2022, subject to the named executive officer’s continued employment through such date.
(2)	Market value is based on our closing share price on December 31, 2019 of $24.81 per share.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2019 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	96,774	$1,979
Gregg A. Seibert	75,269	$1,539
Hillary P. Hai	13,441	$275

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans. The Compensation Committee may elect to adopt such benefits if it determines that doing so is in the Company’s best interests.

Employment Agreements

On June 25, 2018, we entered into employment agreements with each of our named executive officers. The employment agreement for each of Messrs. Mavoides and Seibert and Ms. Hai has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Each employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment. On March 16, 2020, Ms. Hai stepped down as our Chief Financial Officer, Treasurer and Executive Vice President, though she will remain with the Company until April 30, 2020 to facilitate the transition to our new Interim Chief Financial Officer, Mr. Dobkin.

The employment agreements for Messrs. Mavoides and Seibert and Ms. Hai provide for severance benefits upon a qualifying termination of employment. None of the employment agreements provides for payments or benefits solely upon the occurrence of a change in control. Under each employment agreement, if the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), and subject to the executive’s execution and non-revocation of a general release of claims, the executive would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12 months of base salary; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the Company is on plan with respect to the budget approved by the Board for such year and the Compensation Committee approves the payment of such bonus. In the event of the executive’s termination of employment due to death or disability, the executive or the executive’s beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; and (iii) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, the executive would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

On March 16, 2020, Ms. Hai stepped down as our Chief Financial Officer, Treasurer and Executive Vice President, and we entered a Separation Agreement and Release with Ms. Hai. Pursuant to the Separation Agreement and Release, Ms. Hai will remain with the Company until April 30, 2020, to facilitate the transition to our new Interim Chief Financial Officer, Mr. Dobkin, and Ms. Hai will generally be entitled to the benefits described above in connection with a termination by us without cause or by an executive for good reason.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units	Other Benefits(1)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.
Without “Cause(2) or for “Good Reason”(3)	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination and a severance pay equal to 12 months of the NEO’s base salary.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.

(1)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(2)

For all NEOs, “cause” means the NEO’s (i) conviction or indictment for a felony, or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude; (ii) willful failure or refusal to perform, or gross neglect of, the NEO’s material duties and responsibilities to the Company or any of its affiliates, or any of its or their collective officers, directors, partners, principals, members, employees, customers, or agents (the “Company Parties”); (iii) engaging in conduct involving fraud, dishonesty, gross negligence, willful misconduct, or breach of fiduciary duty; or (iv) breach of a material term of the NEO’s Employment Agreement, any other written agreement between the Executive and the Company Parties, or any written policy, procedure, or code of conduct, which breach (if curable, as reasonably determined by the Board in its sole discretion) is not cured by the NEO upon 30 days’ written notice thereof by the Company.

(3)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a change by the Company of the NEO’s principal place of work to a location either (x) more than 75 miles from Princeton, New Jersey or (y) north of the territorial boundary of New York City, in either case, without the consent of the NEO;

(ii) any material reduction by the Company of the NEO’s base salary; (iii) a material adverse diminution of the NEO’s duties, responsibilities or authority without the NEO’s consent; or (iv) breach of a material term by the Company of the NEO’s Employment Agreement or (B) any other material written agreement between the NEO and the Company. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2019 (dollar amounts in thousands).

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Upon a Change in Control ($)
Peter M. Mavoides	Cash Severance	$425	$925	—
	Accelerated Vesting of Restricted Stock	$5,349	$5,349	—
	Accelerated Vesting of RSUs	$3,078	$3,078	—
	Health Benefits	27	27	—
	Total	8,879	9,379	—

Gregg A. Seibert	Cash Severance	$320	$720	—
	Accelerated Vesting of Restricted Stock	$3,954	$3,954	—
	Accelerated Vesting of RSUs	$1,231	$1,231	—
	Health Benefits	27	27	—
	Total	5,532	5,932	—

Hillary P. Hai	Cash Severance	$300	$550	—
	Accelerated Vesting of Restricted Stock	$754	$754	—
	Accelerated Vesting of RSUs	$492	$492	—
	Health Benefits	9	9	—
	Total	1,555	1,805	—

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding the 2018 Incentive Plan as of December 31, 2019:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	n/a	2,800,842
Equity compensation plans not approved by stockholders	—	n/a	—

Total	—	n/a	2,800,842

Restricted Share Agreements

Under the June 2018 and January 2019 restricted share agreements, the restricted shares will vest in full upon the named executive officer’s termination of employment due to death, disability or a termination by us without cause, each as defined under the restricted share agreement. In addition, under our 2018 Incentive Plan, in the event of a change in control (as defined in the 2018 Incentive Plan) of us, the Board retains discretion to determine the treatment of outstanding equity awards, which may include acceleration of the vesting of awards upon a change in control.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our named executive officers. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Other Compensation Matters

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our Company (other than our President and Chief Executive Officer) was $104,000; and

•	the annual total compensation of Mr. Mavoides, as reported above in the Summary Compensation Table, was $2,388,000.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 23.0 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2019, our employee population (excluding our Chief Executive Officer) consisted of 26 employees, all of whom were full-time employees located in the United States. We selected December 31, 2019 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 and annual bonus, if any, for 2019. In making this determination, we annualized the compensation of approximately 11 full-time employees who were hired after January 1, 2019 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $104,000. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and Company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

AUDIT MATTERS

Report of the Audit Committee

In connection with its function to oversee and monitor Essential Properties Realty Trust, Inc.’s (the “Company”) financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2019; (2) discussed with Ernst & Young LLP (“E&Y”), the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with E&Y its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

This report was delivered by the Audit Committee on March 13, 2020. The undersigned members of the Audit Committee on that date included Mr. Dobkin, who resigned from the Audit Committee on that date in connection with his appointment as our Interim Chief Financial Officer.

Members of the Audit Committee

(see explanation above)

Scott A. Estes, Chairman

Anthony K. Dobkin

Lawrence J. Minich

Janaki Sivanesan

Proposal No. 4—Ratification of Appointment of Auditors

The Audit Committee of the Board appointed Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020. Stockholders are asked to ratify the appointment of E&Y at the Annual Meeting. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by E&Y for professional services rendered in 2019 and 2018.

(in thousands)	2019	2018
Audit Fees(1)	$2,784	$1,372
Audit-Related Fees(2)	36	25
Tax Fees(3)	560	236
All Other Fees	0	—

Total	$3,380	$1,633

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to our master trust funding program.
(3)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule  2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of all votes cast, in person or by proxy, on the matter at the meeting. If the appointment of E&Y is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain E&Y or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which OP Units are exchangeable, as of March 2, 2020, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	13,235,222	14.39%
The Vanguard Group(3)	9,193,716	10.00%
Principal Real Estate Investors, LLC(4)	5,770,097	6.28%

Directors and Named Executive Officers:
Paul T. Bossidy	26,617	*
Joyce DeLucca	10,617	*
Anthony K. Dobkin	83,149	*
Scott A. Estes	20,617	*
Peter M. Mavoides	792,682	*
Lawrence J. Minich	—	*
Heather L. Neary	—	*
Stephen D. Sautel	210,617	*
Janaki Sivanesan	—	*
Hillary P. Hai	87,120	*
Gregg A. Seibert	236,703	*
All executive officers and directors as a group (11 persons)	1,468,122	1.60%

*	Represents less than 1%

(1)

Assumes 91,949,849 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 2, 2020 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G/A filed on February 4, 2020, as of December 31, 2019, BlackRock, Inc. had sole voting power over 13,010,935 shares, sole dispositive power over 13,235,222 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based upon information contained in a Schedule 13G/A filed on February 12 ,2020, as of December 31, 2019, The Vanguard Group had sole voting power over 172,001 shares, shared voting power over 84,184 shares, sole dispositive power over 9,031,601 shares and shared dispositive power over 162,115 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355

(4)

Based upon information contained in a Schedule 13G filed on February 18, 2020, as of December 31, 2019, Principal Real Estate Investors, LLC. had shared voting power and shared dispositive over 5,770,097 shares and no sole voting or dispositive power with respect to any of the reported shares. The address of Principal Real Estate Investors, LLC. is 801 Grand Avenue, Des Moines, IA 50392.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors), or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2021 Annual Meeting

Stockholders who intend to present proposals at the 2021 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2021 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540; Attention: Corporate Secretary, no later than November 20, 2020. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder actions, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s current bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, and (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s current bylaws. To be timely for purposes of the 2021 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than October 21, 2020 and no later than November 20, 2020.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2019, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide without charge, upon written request to the Corporate Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

(in thousands, except per share data)	Year Ended December 31, 2019
Net income	$48,025
Depreciation and amortization of real estate	42,649
Provision for impairment of real estate	2,918
Gain on dispositions of real estate, net	(10,932)

FFO attributable to stockholders and non-controlling interests	82,660
Other non-recurring expenses(1)	7,988

Core FFO attributable to stockholders and non-controlling interests	90,648
Adjustments:
Straight-line rental revenue, net	(12,215)
Non-cash interest	2,738
Non-cash compensation expense	4,546
Other amortization and non-cash charges	824
Capitalized interest expense	(290)
Transaction costs	—

AFFO attributable to stockholders and members and non-controlling interests	$86,251

AFFO per share on a fully diluted basis	$1.14

(1)

Includes non-recurring expenses of $2.4 million for costs and charges incurred in connection with the Eldridge secondary offering, our $5.2 million loss on repurchase and retirement of secured borrowings and $0.3 million for a provision for settlement of litigation.

Reconciliation of general and administrative expenses to Cash G&A Expense

(in thousands)	Year Ended December 31, 2019
General and administrative	$21,745
Non-recurring expenses(1)	(2,748)
Non-cash compensation expense	(4,546)

Cash G&A Expense	$14,451
Total revenues	$139,357
Cash G&A Expense as a Percentage of Total revenues	10.4%

(1)	Includes non-recurring expenses of $2.4 million for costs and charges incurred in connection with the Eldridge secondary offering and $0.3 million for a provision for settlement of litigation.

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

(in thousands)	Three Months Ended December 31, 2019
Net income	$14,626
Depreciation and amortization	12,378
Interest expense	6,963
Interest income	(71)
Income tax expense	94

EBITDA attributable to stockholders and non-controlling interests	33,990
Provision for impairment of real estate	997
Gain on dispositions of real estate, net	(2,695)

EBITDAre attributable to stockholders and non-controlling interests	$32,292
Adjustment for current quarter acquisition and disposition activity(1)	2,121
Adjustment to exclude other non-recurring expenses	1,428
Adjustment to exclude lease termination fees and certain percentage rent(2)	(19)

Adjusted EBITDAre attributable to stockholders and non-controlling interests	$35,822

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$143,288

(1)	Adjustment assumes all investments and dispositions of real estate investments made during the three months ended December 31, 2019 had occurred on October 1, 2019.
(2)	Adjustment excludes contingent rent (based on a percentage of the tenant’s gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease.

Reconciliation of total debt to net debt

(in thousands)	December 31, 2019
Secured borrowings, net of deferred financing costs	$235,336
Unsecured term loan, net of deferred financing costs	445,586
Revolving credit facility	46,000
Total debt	726,922
Deferred financing costs, net	8,181
Gross debt	735,103
Cash and cash equivalents	(8,304)
Restricted cash deposits held for the benefit of lenders	(13,015)
Net debt	$713,784
Net debt-to-Annualized Adjusted EBITDAre Ratio	5.0x

Annex A-2

ANNUAL MEETING OF ESSENTIAL PROPERTIES REALTY TRUST, INC.

Date:	April 30, 2020
Time:	9:30 A.M. (Eastern Time)
Place:	The Harvard Room of The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR each Nominee Listed Below in Proposal 1, FOR Proposal 2, EVERY YEAR Proposal 3 and FOR Proposal 4.

1: Election of Directors	For		Withhold		Directors Recommend ê
01 Paul T. Bossidy	☐		☐		For
02 Joyce DeLucca	☐		☐		For
03 Anthony K. Dobkin	☐		☐		For
04 Scott A. Estes	☐		☐		For
05 Peter M. Mavoides	☐		☐		For
06 Lawrence J. Minich	☐		☐		For
07 Heather L. Neary	☐		☐		For
08 Stephen D. Sautel	☐		☐		For
09 Janaki Sivanesan	☐		☐		For

	For	Against	Abstain
2: To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐		For
	Every Year	Every Two Years	Every Three Years	Abstain
3: To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company’s named executive officers.	☐	☐	☐	☐	Every Year
	For	Against	Abstain
4: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐		For

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate and date. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations or other entities should provide full name of corporation or other entity and title of authorized officer or other authorized person signing the proxy.

Annual Meeting of Essential Properties Realty Trust, Inc.

to be held on Thursday, April 30, 2020

for Holders as of the close of business on March 9, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET	TELEPHONE

Go To www.proxypush.com/EPRT		855-673-0639
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR ESSENTIAL PROPERTIES REALTY TRUST, INC.
P.O. BOX 8016 CARY, NC 27512-9903

Proxy — Essential Properties Realty Trust, Inc.

Annual Meeting of Stockholders

April 30, 2020, 9:30 a.m. (Eastern Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Peter M. Mavoides and Gregg A. Seibert, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2020 Annual Meeting of Stockholders of the Company to be held at the Harvard Room of the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Thursday, April 30, 2020, at 9:30 A.M., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2020 Annual Meeting of Stockholders of the Company and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The purpose of the Annual Meeting is to take action on the following:

1.	To elect nine (9) directors to the Company’s Board of Directors, each to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company’s named executive officers.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director shown in this proxy card, “FOR” proposal 2, “EVERY YEAR” for proposal 3 and “FOR” proposal 4. In their discretion, the proxies named above are authorized to vote upon such other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies named above cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐